  EXHIBIT 16.1

April 15, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by GEE Group Inc. under Item 4.01 of its Form 8-K dated April 15, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of GEE Group Inc. contained therein.

Very truly yours,

/s/ Friedman LLP